Exhibit 19.1

JFROG LTD.

INSIDER TRADING POLICY

and

Guidelines with Respect to
Certain Transactions in Securities

Revised effective May 5, 2026

INTRODUCTION

JFrog Ltd. (together with its subsidiaries, collectively the “Company”) opposes trading in securities of any entity while aware of material nonpublic information related to that entity, or providing without authorization such information to another to enable them to engage in such a transaction. Any such actions by persons covered by this Insider Trading Policy (the “Policy”), will be deemed a violation of this Policy.

Legal Prohibitions on Insider Trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it (commonly referred to as a “tippee”) may be liable.

These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and Prosecution of Insider Trading

The U.S. Securities and Exchange Commission (the “SEC”), securities exchanges and other regulators use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted.

Penalties for Violation of Insider Trading Laws and this Policy

Civil and criminal penalties. Potential penalties for insider trading violations under U.S. federal securities laws can include:

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damages in a private lawsuit;
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disgorging any profits made or losses avoided;
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imprisonment;
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criminal fines;
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civil fines;
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bars against serving as an officer or director of a public company; and
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an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person's trading.

Controlling person liability. The penalty for “controlling person” liability can be a civil fine, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, and up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company's transfer agent to enforce compliance with this Policy. The Company may also notify and cooperate with the SEC, any other regulators, and securities exchanges about such suspected violations.

Compliance Officer

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Financial Officer of the Company or the Chief Legal Officer of the Company.

The Chief Legal Officer serves as the “Compliance Officer” and is generally responsible for the administration of this Policy. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

Reporting Violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the Compliance Officer at 270 E. Caribbean Drive, Sunnyvale, California, 94089. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal Responsibility

The ultimate responsibility for understanding and complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

Please consult with your personal legal and financial advisors as needed. Note that the Company's legal counsel, both internal and external, represent the Company and not you personally.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons Covered by this Policy

This Policy applies globally to all directors, officers, employees, consultants, contractors or advisors of the Company (collectively, “Covered Persons”), both inside and outside the United States. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of Transactions Covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving any securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to any purchases, sales, gifts, distributions to holders of interests in an entity if the entity is subject to this Policy and other transfers or disposition of ordinary shares, options, warrants, preferred shares, debt securities (such as debentures, bonds and notes) and other securities, whether direct or indirect (including transactions made on your behalf by money managers). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

Responsibilities Regarding the Nonpublic Information of Other Companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies. For the sake of clarity, if you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company.

Applicability of this Policy After Your Departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No Exceptions Based on Personal Circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” Information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

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Sales performance or forecasts, such as bookings attainment, bookings results or forecasts, renewals performance, or professional services performance;
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Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
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Restatements of financial results, or material impairments, write-offs or restructurings;
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Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
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Business plans or budgets;
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Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
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Impending bankruptcy or financial liquidity problems;
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Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
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Significant product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
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Significant developments in research and development or relating to intellectual property;
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Significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
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Major events involving the Company's securities, including calls of securities for redemption, adoption of share repurchase programs, option repricings, share splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
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Significant corporate events, such as a pending or proposed merger or acquisition, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
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Major personnel changes, such as changes in senior management or lay-offs;

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Data breaches or other cybersecurity events;
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Updates regarding any prior material disclosure that has materially changed; and
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The existence of a special blackout period.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” Information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Even if information is widely known throughout the Company, it may still be nonpublic. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of Nonpublic Information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company's possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with advisors of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.

All Covered Persons, as applicable, are required to sign and comply with an Employee Proprietary Information and Inventions Agreement.

No Trading on Material Nonpublic Information

Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company's securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction could be expected to affect the trading price of the securities of that other company, you would be prohibited from (x) using that information to trade, directly or indirectly through others, or (y) providing that information to another person in order to trade, in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No Disclosing Material Nonpublic Information for the Benefit of Others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. The prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

Obligation to Disclose Material Nonpublic Information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Company's board of directors (“Board of Directors”), before any transaction is permissible.

Responding to Outside Inquiries for Information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Legal Officer, the Chief Financial Officer or the head of Investor Relations. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company's 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly Blackout Periods

Except as discussed in the section entitled “Limited Exceptions,” Covered Persons must refrain from conducting transactions involving the Company's securities during quarterly blackout periods.

Quarterly blackout periods begin at the beginning of the tenth day of the third month of each fiscal quarter and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

This period is a particularly sensitive time for transactions involving the Company's securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special Blackout Periods

From time to time, the Company may also prohibit Covered Persons from engaging in transactions involving the Company's securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Compliance Officer will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Compliance Officer may not engage in any transaction involving the Company's securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading. Even if you have not been notified of a special blackout period, but are aware of material nonpublic information, the restrictions under this Policy still apply to you.

Regulation BTR Blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanctions by the SEC, as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “Safe Harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company's securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” directors and executive officers should refrain from engaging in any transaction involving the Company's securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer. In addition, the Company has determined that certain employees and agents of the Company who may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company's securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company's securities unless the Chief Executive Officer or Chief Financial Officer have pre-cleared the transaction. Individuals subject to pre-clearance requirements will be informed by the Compliance Officer that they are on the pre-clearance list maintained by the Compliance Officer (the “Pre-Clearance List”). From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Pre-Clearance List as appropriate.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 (“Section 16”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Further, pre-clearance of a transaction may take some time, so individuals subject to pre-clearance requirements are encouraged to allow sufficient time to obtain pre-clearance.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short Sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company's prospects, and an expectation that the value of the Company's securities will decline. In addition, short sales are effectively a bet against the Company's success and may reduce the seller's incentive to improve the Company's performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative Securities and Hedging Transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company's securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to the prohibition described in this paragraph.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company's securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company's long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.

Using Company Securities as Collateral for Loans

You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Holding Company Securities in Margin Accounts

You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing Open Orders with Brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

Prohibition on Prediction Market Trading Using Confidential Information

You may not participate in third-party platforms, “prediction markets,” or similar platforms to bet, wager, or establish positions in event contracts when such activity is based on, or involves the use of, confidential information about the Company or any other company (including customers, suppliers, vendors, or business partners) obtained through your position at the Company. For the avoidance of doubt, confidential information includes, but is not limited to, material non-public information (as described above).

This prohibition applies whether or not the activity technically constitutes securities trading under federal law.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions Pursuant to a Trading Plan that Complies with SEC Rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans must be submitted for approval by the Compliance Officer, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy, and any other criteria established by the Company.

Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company. The Company may publicly disclose information regarding your trading plans.

Receipt and Vesting of Share Options, Restricted Shares and Share Appreciation Rights

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to the receipt and vesting of share options, restricted shares, share appreciation rights or other equity compensation awards from the Company, or the purchase of restricted shares. The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy also do not apply to the cancellation or forfeiture of share options, restricted shares, share appreciation rights or other equity compensation awards from the Company, in accordance with applicable plans and agreements. However, the sale of securities described in this paragraph subject to the restrictions of the Policy.

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy also do not apply to the net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.

In addition, the quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and so in order to satisfy tax withholding requirements, (x) as required by either the Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding.

Employee Share Purchase Plan

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to purchases pursuant to the employee share purchase plan. However, this exception does not apply to subsequent sales of the shares.

Exercise of Share Options for Cash

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to the exercise of share options for cash when there is no other associated market activity. The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy also do not apply to the exercise of share options in a share-for-share exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information.

However, the quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do apply to (i) the sale of any securities issued upon the exercise of a share option, (ii) a cashless exercise of a share option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Certain 401(k) Plan Transactions

The quarterly and special blackout period restrictions and pre-clearance requirements in this Policy do not apply to purchases of Company shares in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election.

The quarterly and special blackout period restrictions and pre-clearance requirements do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company share fund, (ii) increase or decrease the percentage of your contributions that will be allocated to a Company share fund, (iii) move balances into or out of a Company share fund, (iv) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company share fund balance, and (v) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company share fund.

Share Splits, Share Dividends and Similar Transactions

The quarterly and special blackout period restrictions and pre-clearance requirements under this Policy do not apply to a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions.

Change in Form of Ownership

Certain transactions that involve merely a change in the form in which you own securities may be permissible. For example, transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.

Other Exceptions

Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations Under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.

The Company has determined that certain persons listed in the Pre-Clearance List are required to comply with Section 16 of the Exchange Act (“Section 16 Officers”), and the related rules and regulations, because of their positions with the Company. The Compliance Officer may amend the Section 16 Officers list from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.

The Section 16 Officers list is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not on the Section 16 Officers list, you may be subject to Section 16 reporting obligations because of your shareholdings, for example. If you have any questions, you should check with the Compliance Officer.

Notification Requirements to Facilitate Section 16 Reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company's securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal Responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all Covered Persons when they commence service with the Company. Each director, officer, employee and agent of the Company is required to acknowledge that they understand, and agree to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company. A current copy of the Company's policies regarding insider trading may be obtained by contacting the Compliance Officer.

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Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.